Exhibit 99.7

NOTIFICATION OF 4.75% HOLDER FORM

The undersigned beneficially owns shares of common stock, par value $0.01 per share (the "Common Stock"), of Trinity Place Holdings Inc. (the "Company"), and has (i) if the undersigned is a registered holder of Common Stock, delivered the properly completed and signed Rights Certificate together with payment of the Subscription Price in full for each share of Common Stock subscribed for pursuant to the Basic Subscription Privilege and, if applicable, Over-Subscription Privilege, to the Subscription Agent or (ii) if the undersigned is a beneficial owner of shares of Common Stock held through a broker, dealer, custodian bank or other nominee of the undersigned, followed the standard practices of such broker, dealer, custodian bank or other nominee in connection with the exercise of the Basic Subscription Privilege and, if applicable, Over-Subscription Privilege.

The undersigned is submitting the attached to the Company because the undersigned (check one):

☐	Currently beneficially owns 1,675,692 or more shares of the Company’s Common Stock.

☐	Currently beneficially owns less than 1,675,692 shares of the Company’s Common Stock, but is subscribing for a number of shares through the exercise of a Basic Subscription Privilege and, if applicable, Over-Subscription Privilege, that would, if accepted by the Company, result in the undersigned beneficially owning 1,675,692 or more shares of the Company’s Common Stock following the closing of the rights offering.

The undersigned acknowledges and agrees that the undersigned may be required to submit additional information to the Company in connection with the exercise of the Basic Subscription Privilege, and, if applicable, Over-Subscription Privilege.

Please complete, sign and return the remainder of this form by fax or e-mail to Linda Flynn as soon as possible at: fax: (212) 235-2199 or e-mail: linda.flynn@tphs.com.

Name of Stockholder:

Address:

Telephone:

Fax:

E-mail:

Number of Shares of Common Stock Currently Held:
Number of Shares of Common Stock Subscribed For in Rights Offering Pursuant to

Basic Subscription Privilege

Over-Subscription Privilege

Date:	By:
Name:
Title: